CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

AIM Growth Series (Invesco Growth Series):

We consent to the use of our report dated March 25, 2019, with respect to the financial statements and financial highlights of Moderate Investor Fund, a series of Invesco Oppenheimer Portfolio Series (formerly Oppenheimer Portfolio Series), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

December 9, 2019